Exhibit 99.1

Delta Entertainment’s PearlBrite Signs Licensing Agreement with Housewives of New Jersey Star Teresa Giudice

PearlBrite is a non dental cosmetic teeth whitening system specializing in providing a teeth whitening solution for salons, spas, tanning facilities, and other professional establishments. The PearlBrite teeth whitening process is simple and easy to use and is offered at only a fraction of the cost of other teeth whitening products in the marketplace.

Boca Raton, FL (PRWEB) September 19, 2011

PearlBrite Concepts, Inc., (“PearlBrite”) a wholly owned subsidiary of Delta Entertainment Group, Inc. (“Delta Entertainment”) (otcbb:DENG) has entered into a 3 year licensing and marketing agreement with Teresa Giudice for its new and innovative Teeth Whitening Products. The Housewives of New Jersey Star will be involved in all marketing, promotion and public relation activities of the Pearlbrite system. Teresa’s name, likeness and dynamic personality will be integrated and identified throughout all products branding and marketing of PearlBrite. Delta Entertainment’s president and director Leonard Tucker called the signing of the licensing and marketing agreement with Teresa “A major milestone" and further commented, “We are very excited to have Teresa as a shareholder, spokesperson and friend of the company and believe the relationship will bring great opportunity for growth." Tucker also stated, "With PearlBrite’s unique business model, the relationship with Teresa and the potential it brings, we feel that Delta Entertainment is well positioned to launch its new operations.”

About PearlBrite

PearlBrite will be sold through our subsidiary, PearlBrite Concepts, Inc. PearlBrite is a non dental cosmetic teeth whitening system specializing in providing a teeth whitening solution for salons, spas, tanning facilities, and other professional establishments. The PearlBrite teeth whitening process is simple and easy to use and is offered at only a fraction of the cost of other teeth whitening products in the marketplace. The turnkey solution is self administered with straightforward guidance and support from the fully trained on sight PearlBrite technician. PearlBrite offers a comprehensive online training certification program for its dealers. In only 20 minutes, PearlBrite’s teeth whitening procedure is designed to get teeth up to 10 shades brighter. PearlBrite’s procedure kits are made up of dental grade carbamide peroxide at up to a 44% level as well as other safety and preparatory items including a vitamin E swab, dental brush up, whitening mouth rinse and a bib. PearlBrite also offers after care products for retail and wholesale distribution. PearlBrite sells wholesale to existing and new Dealers while also offering online retail sales direct to consumers.

About Teresa Giudice

Teresa Giudice is a NY Times Bestselling author and star of "The Real Housewives of New Jersey. Teresa’s first book, Skinny Italian, was released May 4, 2010, and climbed to #5 on the "New York Times" bestseller list June 6th 2010. Her second book, Fabulicious!: Teresa's Italian Family Cookbook was released in late spring 2011.

Teresa has appeared on the cover of People magazine and US Weekly twice, Teresa is regularly featured in InStyle, InTouch, Life & Style, OK magazine, the New York Daily News and even Italian Vogue. Teresa starred in several People magazine celebrity spreads, including the "Babies of the Year '09," "Halloween 2010," and "Celebrity Cooking" sections alongside other celeb moms like Katie Holmes and Halle Berry. Teresa is a blogger for Bravotv.com as well as for People.com.

Teresa is also a veteran of live television appearances. Teresa was on "Live with Regis and Kelly" four times, as well as "The Rachel Ray Show," NBC's TODAY show, "The Wendy Williams Show," Nightline, EXTRA, and The Insider. Teresa guest-starred on an episode of NBC's primetime drama "Mercy" as well as on "Who Wants to be a Millionaire?". Teresa regularly stars in sold-out speaking appearances around the country.

Teresa is fearless, fashionable and a force to be reckoned with. After earning a degree in Fashion Marketing and Management from Berkeley College, Teresa worked in the fashion industry in New York as an accessories buyer for Macy's. Teresa was recently named No. 27 on InStyle magazine's 2009 Style 100 List.

The Real Housewives of New Jersey is the highest-rated Real Housewives franchise for all demographics with more than 4.6 million viewers; it has twice the viewership of The Real Housewives of New York. The Real Housewives of New Jersey is an international hit, playing in the U.K., Australia, Brazil, and even Norway. Teresa's official website http://www.TeresaGiudice.com receives millions of hits a month. Teresa has over 284,000 followers on Twitter and over 488,000 Facebook likes and loves meeting and talking with her fans around the world.

Teresa Giudice “I am excited to be part of this innovative teeth whitening solution that offers great results at an affordable price for the consumer and an amazing business opportunity for the individual or business owner. As a shareholder and devoted user of the company products I see a bright and profitable future for all of us.”

For more information about Delta Entertainment, PearlBrite and Teresa Giudice, please check out http://www.pearlbriteconcepts.com

Forward-Looking Statement: This press release contains forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. Forward-looking statements speak only as of the date made and are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements.